EXHIBIT 11

ESTERLINE TECHNOLOGIES CORPORATION
Computation of Basic and Diluted Earnings Per Common Share
For the Three and Six Month Periods Ended April 30, 2004 and May 2, 2003
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended

	April 30,	May 2,	April 30,	May 2,
	2004	2003	2004	2003

Net Sales	$150,194	$135,281	$282,792	$261,610
Gross Margin	50,304	40,570	90,306	79,243

Income From Continuing Operations	9,240	6,042	11,118	11,885
Income (Loss) From Discontinued
Operations, Net of Tax	672	(5,808)	672	(5,808)

Net Earnings	$9,912	$234	$11,790	$6,077

Basic

Weighted Average Number of
Shares Outstanding	21,167	20,829	21,133	20,812

Earnings (Loss) Per Share - Basic
Continuing operations	$.44	$.29	$.53	$.57
Discontinued operations	.03	(.28)	.03	(.28)

Earnings per share - basic	$.47	$.01	$.56	$.29


ESTERLINE TECHNOLOGIES CORPORATION
Computation of Basic and Diluted Earnings Per Common Share
For the Three and Six Month Periods Ended April 30, 2004 and May 2, 2003
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended

	April 30,	May 2,	April 30,	May 2,
	2004	2003	2004	2003

Diluted

Weighted Average Number of
Shares Outstanding	21,167	20,829	21,133	20,812

Net Shares Assumed to be Issued
for Stock Options	328	188	333	209

Weighted Average Number of Shares
and Equivalent Shares
Outstanding - Diluted	21,495	21,017	21,466	21,021

Earnings (Loss) Per Share - Diluted
Continuing operations	$.43	$.29	$.52	$.57
Discontinued operations	.03	(.28)	.03	(.28)

Earnings per share - diluted	$.46	$.01	$.55	$.29
